Exhibit 99.1

NEWS COPY	INFORMATION CONTACT:
Kelly Wetzler
FOR IMMEDIATE RELEASE	(314) 746-2217

VIASYSTEMS ANNOUNCES FIRST QUARTER 2012 RESULTS

ST. LOUIS, May 9, 2012 – Viasystems Group, Inc. (NASDAQ:VIAS), a leading provider of complex multi-layer printed circuit boards and electro-mechanical solutions, today announced results for the first quarter ended March 31, 2012.

Highlights

•	Net sales were $262.1 million in the quarter ended March 31, 2012, a year-over-year increase of 9.8%, and a seasonal sequential decrease from the immediately preceding quarter of 2.6%.

•

Operating income in the quarter was $5.2 million, which is net of special adjustments of i) $7.0 million restructuring costs in connection with the previously announced closures of two factories in China, and ii) $1.0 million costs incurred in connection with the previously announced acquisition of DDi Corp.

•

Adjusted EBITDA in the quarter ended March 31, 2012 was $33.1 million or 12.6% of net sales, compared with $29.3 million or 12.3% of net sales in the quarter ended March 31, 2011, and compared with $44.1 million or 16.4% of net sales in the immediately preceding quarter ended December 31, 2011.

•	GAAP loss per basic and diluted share was $(0.23) for the quarter ended March 31, 2012, on approximately 20 million average shares outstanding.

•

Adjusted EPS was $0.32 for the quarter, excluding certain non-cash and special income and expense items. Adjusted EPS for the quarters ended March 31, 2011 and December 31, 2011, was $0.07 and $0.97, respectively.

“As I noted in my preliminary comments last month, I am encouraged by our solid start to the new year,” stated David M. Sindelar, Chief Executive Officer. “Excluding the first-quarter expense effects of special items including acquisitions and factory consolidations, we generated year-over-year growth both in net sales and in earnings. Strong overall bookings in our first quarter have us positioned for sequential and year-over-year net sales growth in the coming quarter as well.”

“I am very excited about the prospects of expanding the scope of our product and service offerings to U.S. and global customers through the combination of DDi Corp.’s business with ours,” continued Sindelar. “And, the added benefit of locking in a complementary long-term debt structure, at an historically low rate, makes the combination even more attractive to all of our stakeholders. Annual interest expense savings from re-financing our previous senior secured notes should be approximately $8.3 million, and even before considering cost synergies, DDi’s adjusted net income in 2011 would have exceeded by approximately $1.0 million the interest cost of the funds we have borrowed to finance the acquisition.”

Financial Results

The company reported net sales of $262.1 million for the three months ended March 31, 2012, a 9.8% year-over-year increase compared with net sales during the first quarter of 2011. Year-over-year increases in net sales to the company’s automotive, industrial & instrumentation, computer and datacommunications, and military and aerospace end market customers were partially offset by declines in net sales to telecommunications end market customers. Compared with the three months ended December 31, 2011, net sales declined by 2.6% for the quarter ended March 31, 2012. Sequentially, net sales increased in both industrial & instrumentation, and military and aerospace end markets, but declined in automotive, telecommunications, and computer and datacommunications end markets.

Cost of goods sold (excluding items shown separately in the income statement) as a percent of net sales improved to 80.5% for the quarter ended March 31, 2012, compared to 80.9% in the corresponding quarter a year ago. As compared to the immediately preceding quarter ended December 31, 2011, cost of goods sold increased as a percentage of net sales as a result of i) seasonal costs associated with the Chinese New Year holiday period and ii) a reduction of premium pricing opportunities experienced in the final quarter of 2011 related to PCB supply disruption in Thailand.

Operating income was $5.2 million or 2.0% of net sales for the three months ended March 31, 2012, compared with $11.2 million or 4.7% of net sales for the first quarter of 2011, and compared with $23.1 million or 8.6% of net sales for the three months ended December 31, 2011. Compared to the first quarter of 2011, increases in sales and gross profit margin were more than offset by expense increases for restructuring, depreciation and amortization, acquisitions and equity registrations, and cash and non-cash incentive compensation. Compared to the immediately preceding three months ended December 31, 2011, the decline in operating income resulted from the combination of seasonal decline in net sales and gross profit margin, reduced premium pricing opportunities, increased restructuring costs, and increased costs related to acquisitions and equity registrations.

Adjusted EBITDA, on a non-GAAP basis, was $33.1 million or 12.6% of net sales for the three months ended March 31, 2012, compared with $29.3 million or 12.3% of net sales for the first quarter of 2011, and compared with $44.1 million or 16.4% of net sales for the three months ended December 31, 2011. A reconciliation of operating income to Adjusted EBITDA is provided at the end of this news release.

For the three months ended March 31, 2012, net loss was $(5.1) million, of which $(4.6) million was attributable to common stockholders, and resulted in $(0.23) of loss per basic and diluted share. Adjusted EPS, on a non-GAAP basis, for the three months ended March 31, 2012 was $0.32. A reconciliation of GAAP diluted earnings per share to Adjusted EPS is provided at the end of this news release.

Segment Information

Net sales and operating income in the company’s Printed Circuit Boards segment for the first quarter of 2012 were $213.1 million and $7.0 million, respectively, compared with Printed Circuit Boards segment net sales and operating income of $192.7 million and $10.0 million, respectively, for the first quarter of 2011 and compared with Printed Circuit Boards segment net sales and operating income of $224.0 million and $22.3 million, respectively, for the quarter ended December 31, 2011. Approximately $6.4 million of the reported $7.0 million restructuring costs for the quarter ended March 31, 2012 were related to the previously announced closure of the company’s Huizhou, China printed circuit board manufacturing facility. Compared to the first quarter of 2011, increased net sales of printed circuit boards to customers in the automotive, computer and datacommunications, and military and aerospace end markets were partly offset by decreases in net sales to telecommunications customers and industrial & instrumentation customers. Compared to the immediately preceding three months ended December 31, 2011, an increase in net sales of printed circuit boards to customers in the military and aerospace end market was more than offset by decreases in each of the company’s other end markets, which reflected seasonal declines as well as reduced quantities of premium-priced products.

Net sales and operating loss in the company’s Assembly segment for the first quarter were $49.0 million and $(0.8) million, respectively, compared with Assembly segment net sales and operating income of $46.0 million and $1.5 million, respectively, for the first quarter of 2011 and compared with Assembly segment net sales and operating income of $45.0 million and $1.6 million, respectively, for the quarter ended December 31, 2011. Approximately $0.6 million of the reported $7.0 million restructuring costs for the quarter ended March 31, 2012 were related to the previously announced closure of the company’s Qingdao, China electro-mechanical solutions assembly facility. Compared to the first quarter of 2011, Assembly segment net sales increased in all end markets with the exception of telecommunications. Compared to the immediately preceding three months ended December 31, 2011, increased Assembly segment net sales to customers in the telecommunications and the industrial & instrumentation end markets were partly offset by decreases in the automotive and the computer and datacommunications end markets.

Cash and Working Capital

Cash and cash equivalents at March 31, 2012, were $57.8 million, compared with $80.4 million at March 31, 2011, and compared with $71.3 million at December 31, 2011. Cash provided by operating activities was $10.3 million during the quarter ended March 31, 2012, compared to cash provided by operating activities of $0.9 million for the quarter ended March 31, 2011. The company’s cash cycle metric of 32.0 days at the end of March 31, 2012 was slightly above the average for that metric during the year ended December 31, 2011, primarily related to a reduction of accounts payable.

Capital expenditures during the three months ended March 31, 2012 were $22.4 million, compared to capital expenditures of $24.0 million during the quarter ended March 31, 2011, and compared to capital expenditures of $26.5 million during the three months ended December 31, 2011. During the quarter ended March 31, 2012, approximately $9.1 million of capital expenditures were incurred in connection with capacity expansion, relocation of facilities and other special projects. In addition, during the quarter ended March 31, 2012, the company paid a deposit of $1.1 million against the agreed-upon $10.0 million purchase price for the remaining noncontrolling interest in the company’s joint venture company in Huizhou, China.

On April 30, 2012, a wholly-owned subsidiary of the company completed the private sale of $550.0 million principal amount of 7.875% senior secured notes due 2019 (“2019 Notes”). Proceeds of the 2019 Notes will be used i) to redeem all of the company’s currently outstanding $220.0 million principal amount of 12.0% senior secured notes due 2015 (“2015 Notes”), together with early termination premiums and accrued interest thereon, and ii) to fund the previously announced acquisition of DDi Corp., which is expected to be completed during the quarter ending June 30, 2012, together with related fees and expenses, and iii) to fund fees and expenses of the offering of the 2019 Notes. Interest on the 2019 Notes will be payable semi-annually in May and November, beginning November 2012. Cash used for payment of interest during the quarter ended March 31, 2012 was $13.4 million, including the semi-annual $13.2 million interest payment in January 2012 related to the 2015 Notes. Cash used for payment of income taxes during the quarter ended March 31, 2012 was $5.6 million. Cash used for payment of interest and income taxes during the quarter ended March 31, 2011 was $13.4 million and $2.8 million, respectively.

Use of Non-GAAP Financial Measures

In addition to the condensed consolidated financial statements presented in accordance with U.S. GAAP, management uses certain non-GAAP financial measures, including “Adjusted EBITDA” and “Adjusted EPS”.

Adjusted EBITDA is not a recognized financial measure under U.S. GAAP, and does not purport to be an alternative to operating income or an indicator of operating performance. Adjusted EBITDA is presented to enhance an understanding of operating results and is not intended to represent cash flows or results of operations. The Board of Directors, lenders and management use Adjusted EBITDA primarily as an additional measure of operating performance for matters including executive compensation and competitor comparisons. The use of this non-GAAP measure provides an indication of the company’s ability to service debt, and management considers it an appropriate measure to use because of the company’s leveraged position.

Adjusted EBITDA has certain material limitations, primarily due to the exclusion of certain amounts that are material to the company’s consolidated results of operations, such as interest expense, income tax expense, and depreciation and amortization. In addition, Adjusted EBITDA may differ from the Adjusted EBITDA calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

The company uses Adjusted EBITDA to provide meaningful supplemental information regarding operating performance and profitability by excluding from EBITDA certain items that the company believes are not indicative of its ongoing operating results or will not impact future operating cash flows, which include restructuring and impairment charges, loss on early extinguishment of debt, stock compensation, costs associated with acquisitions and equity registrations, and other, net.

Adjusted EPS is not a recognized financial measure under U.S. GAAP, does not purport to be an indicator of the company’s financial performance, and might not be consistent with measures used by other companies. The company’s management believes this supplemental measure is useful in understanding underlying trends of the business and analyzing the effects of certain events that are infrequent or unusual for the company.

Adjusted EPS has certain material limitations, primarily due to the exclusion of certain amounts from earnings that are material to the company’s consolidated results of operations, such as costs associated with acquisitions and equity registrations, restructuring and impairment charges, certain interest and other expenses, and certain adjustments to net income to arrive at net income available to common stockholders. As a result, Adjusted EPS differs materially from the earnings per share calculations reported by other companies in the industry, limiting its usefulness as a comparative measure.

Investor Conference Call

Viasystems will broadcast live via internet an investor conference call at 11:00 a.m. Eastern Time today, May 9, 2012. The live listen-only audio of the conference call will be available at http://investor.viasystems.com. The live conference call will be available by telephone for professional investors and analysts by dialing 877-640-9867 (toll-free) or 914-495-8546.

A telephonic replay of the conference call will be available for one week at 855-859-2056 or 404-537-3406. Replay listeners should enter the conference ID 71642020. The webcast replay will be available at http://investor.viasystems.com for an indefinite period.

Forward Looking Statements

Certain statements in this communication constitute “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. These statements are made on the basis of the current beliefs, expectations and assumptions of the management of Viasystems regarding future events and are subject to significant risks and uncertainty. Statements regarding our expected performance in the future are forward-looking statements. Investors are cautioned not to place undue reliance on any such forward-looking statements, which speak only as of the date they are made. Viasystems undertakes no obligation to update or revise these statements, whether as a result of new information, future events or otherwise, except to the extent required by law. Actual results may differ materially from those expressed or implied. Such differences may result from a variety of factors, including but not limited to: legal or regulatory proceedings; any actions taken by the company, including but not limited to, restructuring or strategic initiatives (including capital investments or asset acquisitions or dispositions); or developments beyond the company’s control, including but not limited to, changes in domestic or global economic conditions, competitive conditions and consumer preferences, adverse weather conditions or natural disasters, health concerns, international, political or military developments and technological developments. Additional factors that may cause results to differ materially from those described in the forward-looking statements are set forth under the heading “Item 1A. Risk Factors,” in the Annual Report on Form 10-K filed by Viasystems with the SEC on February 15, 2012 and in Viasystems’ other filings made from time to time with the SEC and available at the SEC’s website, www.sec.gov.

About Viasystems

Viasystems Group, Inc. is a technology leader and a worldwide provider of complex multi-layer, printed circuit boards (PCBs) and electro-mechanical solutions (E-M Solutions). Its PCBs serve as the “electronic backbone” of almost all electronic equipment, and its E-M Solutions products and services include integration of PCBs and other components into finished or semi-finished electronic equipment, for which it also provides custom and standard metal enclosures, cabinets, racks and sub-racks, backplanes, cable assemblies and busbars. Viasystems’ approximately 14,600 employees around the world serve approximately 800 customers in the automotive, telecommunications, industrial & instrumentation, computer and datacommunications, and military and aerospace end markets. For additional information about Viasystems, please visit the company’s website at www.viasystems.com.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net sales	$262,089	$269,045	$238,710
Operating expenses:
Cost of goods sold, exclusive of items shown separately	211,057	205,691	193,188
Selling, general and administrative	21,492	21,646	18,170
Depreciation	17,006	17,238	15,860
Amortization	388	416	436
Restructuring and impairment	6,987	946	(134)

Operating income	5,159	23,108	11,190
Other expense (income):
Interest expense, net	7,352	7,238	7,208
Amortization of deferred financing costs	504	504	504
Other, net	224	(58)	289

(Loss) income before income taxes	(2,921)	15,424	3,189
Income taxes	2,216	(129)	(589)

Net (loss) income	$(5,137)	$15,553	$3,778

Less:
Net (loss) income attributable to noncontrolling interest	(495)	570	312

Net (loss) income attributable to common stockholders	$(4,642)	$14,983	$3,466

Basic (loss) earnings per share	$(0.23)	$0.75	$0.17

Diluted (loss) earnings per share	$(0.23)	$0.74	$0.17

Basic weighted average shares outstanding	19,984,414	19,982,961	19,980,153

Diluted weighted average shares outstanding	19,984,414	20,136,282	20,100,961

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(dollars in thousands)

	March 31, 2012	December 31, 2011
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$57,846	$71,281
Accounts receivable, net	184,738	196,065
Inventories	112,962	116,457
Prepaid expenses and other	42,877	34,280

Total current assets	398,423	418,083
Property, plant and equipment, net	312,288	307,290
Goodwill and other noncurrent assets	113,215	113,876

Total assets	$823,926	$839,249

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current maturities of long-term debt	$10,054	$10,054
Accounts payable	186,674	195,908
Accrued and other liabilities	71,160	75,388

Total current liabilities	267,888	281,350
Long-term debt, less current maturities	217,116	216,716
Other non-current liabilities	47,475	48,111

Total liabilities	532,479	546,177

Total stockholders’ equity	291,447	293,072

Total liabilities and stockholders’ equity	$823,926	$839,249

This information is intended to be reviewed in conjunctions with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS

(dollars in thousands)

(unaudited)

	Three Months Ended	Three Months Ended
	March 31, 2012	March 31, 2011
Net cash provided by operating activities	$10,262	$947

Cash flows from investing activities:
Capital expenditures	(22,366)	(24,028)
Deposit for acquisition of remaining interest in joint venture	(1,111)	—
Proceeds from disposals of property	51	43

Net cash used in investing activities	(23,426)	(23,985)

Cash flows from financing activities:
Financing and other fees	(271)	—
Repayments of capital lease obligations	—	(76)
Distributions to noncontrolling interest	—	(71)
Repayments of credit facilities, net of borrowings	—	—

Net cash used in financing activities	(271)	(147)

Net change in cash and cash equivalents	(13,435)	(23,185)

Beginning cash	71,281	103,599

Ending cash	$57,846	$80,414

This information is intended to be reviewed in conjunction with the company’s filings with the Securities and Exchange Commission.

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

NET SALES AND BALANCE SHEET STATISTICS

(dollars in millions)

(Unaudited)

	Three Months Ended
	March 31, 2012		December 31, 2011		March 31, 2011
Net sales by segment
Printed Circuit Boards	$213.1	81%	$224.0	83%	$192.7	81%
Assembly	49.0	19%	45.0	17%	46.0	19%

	$262.1	100%	$269.0	100%	$238.7	100%

	Percentage of Net Sales			Net Sales Increase
	Three Months Ended			Sequential:	Year/Year:
	Mar. 31,	Dec. 31,	Mar. 31,	1Q12 vs	1Q12 vs
	2012	2011	2011	4Q11	1Q11
Net sales by end market
Automotive	40%	40%	38%	(3%)	15%
Industrial & Instrumentation	24%	23%	26%	0%	2%
Telecommunications	15%	15%	18%	(3%)	(12%)
Computer and Data communications	17%	18%	13%	(7%)	41%
Military and Aerospace	4%	4%	5%	2%	5%

	100%	100%	100%	(3%)	10%

	1Q12	4Q11	3Q11	2Q11	1Q11
Working capital metrics
Days’ sales outstanding	63.4	65.6	63.9	64.0	65.3
Inventory turns	7.5	7.1	7.9	8.6	7.4
Days’ payables outstanding	79.7	85.8	80.0	77.4	84.3
Cash cycle (days)	32.0	30.8	29.4	28.4	29.6

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF OPERATING INCOME

TO ADJUSTED EBITDA

(dollars in millions)

(Unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Operating income	$5.2	$23.1	$11.2
Add-back:
Depreciation and amortization	17.4	17.7	16.3
Restructuring and impairment	7.0	0.9	(0.1)
Non-cash stock compensation expense	2.5	1.9	1.6
Costs relating to acquisitions and equity registrations	1.0	0.5	0.3

Adjusted EBITDA	$33.1	$44.1	$29.3

VIASYSTEMS GROUP, INC. AND SUBSIDIARIES

SUPPLEMENTAL INFORMATION

RECONCILIATION OF DILUTED EARNINGS PER SHARE

TO ADJUSTED EARNINGS PER SHARE

(dollars in thousands, except per share amounts)

(Unaudited)

	Three Months Ended
	March 31, 2012	December 31, 2011	March 31, 2011
Net (loss) income attributable to common stockholders (GAAP)	$(4,642)	$14,983	$3,466

Adjustments:
Non-cash stock compensation expense	2,521	1,943	1,565
Amortization	892	920	940
Non-cash interest	399	399	399
Costs related to acquisitions and equity registrations	1,012	445	312
Restructuring and impairment	6,987	946	(134)
Special income tax items	(683)	—	(5,260)
Income tax effects of adjustments	—	(103)	27

Adjusted net income attributable to common stockholders	$6,486	$19,533	$1,315

Diluted weighted average shares outstanding	20,172,532	20,136,282	20,100,961

Diluted (loss) earnings per share (GAAP)	$(0.23)	$0.74	$0.17

Adjusted EPS	$0.32	$0.97	$0.07